Exhibit 10.1

Generac Holdings Inc.

Amended and Restated

2019 Equity Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

Upon acceptance by you through the online acceptance procedures of the Third Party Stock Plan Administrator ("Administrator"), this Restricted Stock Unit Award Agreement (this “Agreement”) is made effective as of the date set forth on your online award acceptance page of the Administrator (“Grant Date”), which is incorporated by reference herein, between Generac Holdings Inc., a Delaware corporation (the “Company”) and you (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted and its stockholders have approved the Generac Holdings Inc. [Amended and Restated] 2019 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan;

WHEREAS, the Company has adopted the Generac Power Systems, Inc. Executive Change in Control Policy (the “CIC Policy”); and

WHEREAS, the Compensation Committee (the “Committee”) has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock unit award provided for herein to the Participant pursuant to the Plan and the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.            Restricted Stock Unit Award. The Company hereby confirms the grant to the Participant, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Restricted Stock Units (the “Units”) in an amount as set forth on the Notice of Award page attached hereto (“Notice of Award”), which is incorporated herein by reference and made a part of this Agreement. Each Unit represents the right to receive one Share of the Company’s common stock upon vesting and settlement in accordance with the terms of this Agreement. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to the Participant will be credited to a share unit account in the Participant’s name maintained by the Company. This account will be unfunded and maintained for bookkeeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.            Vesting of Units.

a.            Scheduled Vesting. If the Participant remains in Service to the Company or any of its subsidiaries continuously from the Grant Date, then the Units will vest in the number(s) and on the date(s) specified on the Notice of Award, (“Scheduled Vesting Date”).

b.            Termination of Service for Normal Retirement. Notwithstanding Section 2(a) hereof, upon a termination of the Participant’s Service by reason of Normal Retirement, any Units, to the extent not then-vested, shall continue to vest during the period beginning on the last date of employment and ending on the date that is one (1) year (two (2) years if at least six (6) months’ notice of Normal Retirement is provided) following such last date of employment, subject to the Participant’s execution and non-revocation of  no later than forty-five (45) days following the last date of employment an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors in the form provided by the Company  (“Release”). However, any Units, to the extent not then-vested, issued within six (6) months of this Agreement, as of the Participant’s last date of employment, shall be forfeited. “Normal Retirement” shall mean a voluntary termination of Service by a Participant who has attained at least sixty (60) years of age and has at least fifteen (15) years of Service to the Company or any of its Affiliates.

c.            Termination of Service in Connection with a Change of Control. Notwithstanding Section 2(a) hereof, (i) in the event of a Change in Control the provisions of Section 12 of the Plan shall apply except as specifically provided herein; and (ii) in the event of Participant’s Qualifying Termination within the Protection Period (as both terms are defined under the CIC Policy), the Units shall vest as of the date of such Qualifying Termination, subject to the Participant’s execution and non-revocation, no later than thirty (30) days following the termination date, of a Release.

d.            Termination of Service for death or Disability. Upon a termination of the Participant’s Service by reason of death or Disability, any Units, to the extent not then-vested, shall vest as of the date of such termination of Service.

e.            Other Terminations of Service. Upon a termination of the Participant’s Service for any reason, other than as contemplated by Sections 2(b) and 2(c) and 2(d) above, the Units, to the extent not then-vested, shall immediately be forfeited by the Participant without consideration.

3.            Delivery of Shares. Subject to Section 25 below, as soon as  administratively practicable, but not later than sixty (60) days following the vesting of the Units (as described in Section 2 hereof), or such later date as may be required under Section 16(g) of the Plan, if applicable, the Company shall cause to be issued and delivered to the Participant (or to his or her personal representative or designated beneficiary or estate in the event of the Participant’s death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to the Participant, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to the Participant, or by the electronic delivery of the Shares to Participant’s brokerage account with the Administrator, and shall be subject to the tax withholding provisions of Section 13(a) and compliance with all applicable legal requirements as provided in Section 11 hereof and Section 16(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units.

4.            Rights as a Stockholder. Except as provided in Section 5, Participant shall have none of the rights of a stockholder of the Company in connection with the Units unless and until Shares are issued to him or her in settlement of vested Units as provided in Section 3.

5.            Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then on the date any portion of the Units vest pursuant to Section 2 above, a total Dividend Equivalent amount will be credited to the Participant’s share unit account and shall be deemed reinvested in additional Units (“Dividend Equivalent Units”). The total Dividend Equivalent amount will be determined by multiplying the number of underlying Units determined to have vested as of such determination by the per share amount of each cash dividend paid on the Company’s common stock with a record date and payment date occurring between the Grant Date and the applicable vesting date, and adding those products together. Each of those products is referred to as a “Dividend Equivalent Amount.” The number of Dividend Equivalent Units to be credited to the Participant’s share unit account pursuant to this deemed reinvestment will be determined by dividing each Dividend Equivalent Amount by the Fair Market Value of a share of the Company’s common stock on the applicable dividend payment date, and adding those quotients together. Any Dividend Equivalent Units so credited will be fully vested and subject to settlement with the underlying Units as provided in Section 3 above.

6.            Restrictive Covenant Agreement. The Participant and the Company may have previously entered into a restrictive covenant agreement (“Restrictive Covenant Agreement”). If applicable, Participant hereby reaffirms his or her obligations under such Restrictive Covenant Agreement and nothing contained in this Agreement shall cancel, change or modify Participant’s obligations thereunder.

7.            Non-Disparagement. The Participant, while providing Services to the Company and thereafter to the fullest extent permitted by law, shall not make any oral or written communication to any person or entity that disparages, or has the effect of damaging the reputation of, the Company, the Affiliates or their respective directors, officers, agents, employees, former employees, representatives or stockholders; provided, that, nothing in the foregoing shall preclude the Participant from disclosing any information to Participant’s attorney, or from responding truthfully to any inquiry from a governmental entity, and/or engaging in any protected activities and/or from communicating with the Company’s CEO and/or those employees or directors with a need to know about personnel issues involving Company officers, directors and/or employees; and provided further that nothing in this Section 7 prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Participant has reason to believe is unlawful.

8.            Adjustment of Shares. In the event of any corporate event or transaction (as described in Section 12(a) of the Plan), the terms of this Agreement (including, without limitation, the number and kind of Units subject to this Agreement and the shares of stock deliverable with respect to such Units) may be adjusted as set forth in Section 12(a) of the Plan.

9.            No Right to Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS OBTAINED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAWS IS AT THE WILL OF THE COMPANY AND ITS AFFILIATES (THE “COMPANY GROUP”) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY GROUP TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

10.         Nature of Grant. In accepting this Award of Units, Participant acknowledges, understands and agrees that:

a.            the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted in the past;

b.            all decisions with respect to future Units or other grants, if any, will be at the sole discretion of the Committee;

c.            Participant is voluntarily participating in the Plan;

d.            the Units and the Shares subject to the Units are not intended to replace any pension rights or compensation;

e.            the Units and the Shares subject to the Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

f.             the future value of the Shares underlying the Units is unknown, indeterminable and cannot be predicted;

g.            for purposes of the Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Committee, Participant’s right to vest in the Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Award of Units (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

h.            unless otherwise provided in the Plan or by the Committee in its discretion, the Units and the benefits evidenced by this Agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

i.              the following provisions apply only if Participant is providing services outside the United States:

(A)          the Units and the Shares subject to the Units are not part of normal or expected compensation or salary for any purpose;

(B)          Participant acknowledges and agrees that the Company Group shall not be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Units or of any amounts due to Participant pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement; and

(C)         no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company Group, waives his or her ability, if any, to bring any such claim, and releases the Company Group from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11.         Securities Laws/Restrictions. The issuance and delivery of Shares pursuant to this Agreement shall comply with Section 16(c) of the Plan as well as comply with (or be exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, non- U.S. law, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any shares of common stock under the Plan or Awards, and accordingly any certificates or other indicia of ownership for shares of common stock may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of shares of common stock under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such shares of common stock would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may reasonably request which satisfies such requirements.

12.         Transferability. Unless otherwise provided by the Committee, the Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Units to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

13.         Taxes.

a.            Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold for any applicable taxes and/or social insurance liability obligations and requirements in connection with the Units, including, without limitation, (i) all federal, state, local, and foreign taxes (including Participant’s Federal Insurance Contributions Act (FICA) or other social insurance obligations) that are required to be withheld by the Company Group or other payment of tax-related items related to Participant’s participation in the Plan, and legally applicable to Participant, (ii) Participant’s and, to the extent required by the Company Group, the Company Group’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Units or sale of Shares, and (iii) any other Company Group taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Participant acknowledges that, regardless of any action taken by the Company Group. the ultimate liability for any Tax-Related Obligations is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the Company Group.

b.            Tax Consequences. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

c.            No Guarantees Regarding Tax Treatment. The Participant (or the Participant’s beneficiaries) shall be responsible for all taxes with respect to the Units and related Shares, if any, that are vested and settled. The Committee and the Company make no guarantees regarding the tax treatment of this Award. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company Group nor or any of its employees or representatives shall have any liability to a Participant with respect thereto. Participant further acknowledges that the Company Group does not (A) make any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Units, including, but not limited to, the grant, vesting or settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, or (B) make any commitment to or is under any obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that Company Group may be required to withhold or account for Tax Obligations in more than one jurisdiction.

14.         Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

15.         Entire Agreement. This Agreement, the details of the award on the Participant’s online award acceptance page of the Administrator, the terms of the Mandatory Clawback Policy and Supplemental Clawback policy, as amended from time to time, if applicable, and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; however if any term in either the Mandatory Clawback Policy or Supplemental Clawback Policy are contrary to any term contained herein, the terms of such policies shall prevail

16.         Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

17.         Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

18.         Country Addendum. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in an appendix (if any) to this Agreement for any country whose laws are applicable to the Participant and this Award of Units (as determined by the Committee in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Agreement.

19.         Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Unit grant materials by and among, as applicable, the members of the Company Group for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company Group may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data may be transferred to the Administrator, or such other provider as may be selected by the Company in the future, assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.

Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Company Group will not be adversely affected. The only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

20.         Choice of Law. Except as required by applicable local law, this Agreement shall be governed by the law of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

21.         Units Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Units are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

22.         Amendment. The Committee may amend or alter this Agreement and the Units granted hereunder at any time, subject to the terms of the Plan.

23.         Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

24.         Signature. The Agreement is subject to Participant’s acceptance of the terms and conditions of this Agreement. By clicking the acknowledgment button, Participant indicates he or she (1) has been provided access to a copy of the Plan, (2) has had the opportunity to obtain independent legal advice prior to accepting the grant, (3) has read this Agreement and, if applicable, the relevant Country Addendum, (4) agrees fully to the terms of the Agreement and (5) consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator. The Participant also acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Units shall be final and conclusive.

25.         Compensation Recovery. In addition to those provisions in Sections 6 and 7, to the extent that this Award and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed. This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

26.         Forfeiture.  Notwithstanding anything to the contrary in this  Agreement,  if the Participant’s Service is terminated for Cause, or if, during the term of the Participant’s Service with the Company and its Affiliates and for one year after such Service ends (or such longer period as specified in the Participant’s Restrictive Covenant Agreement, if applicable, or following the Participant’s Normal Retirement and prior to the Scheduled Vesting Date) (the “Restricted Period”), the Participant breaches any of the restrictive covenants contained in Section 6  or Section 7, then (i) the Participant shall immediately forfeit this Award and any right to receive Shares that have not yet been issued pursuant to Section 3, and (ii) with respect to Shares that have been issued pursuant to this Award, either (A) the Participant shall return such Shares to the Company, or (B) the Participant shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the respective vesting date of the underlying Units.

27.       Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.